                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[_]  Definitive Additional Materials            Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                    INTEGRATED PACKAGE ASSEMBLY CORPORATION

--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

 -------------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing Party:

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(4)  Date Filed:

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Notes:

                                    [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Integrated Packaging Assembly Corporation, a Delaware corporation (the "Company"), will be held on Friday, May 26, 2000, at 10:00 a.m., local time, at the Company's offices at 2221 Old Oakland Road, San Jose, California, for the following purposes:

     1. To elect five (5) directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the 2000 fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 20, 2000 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                    FOR THE BOARD OF DIRECTORS

                                    J. Robert Suffoletta
                                    Secretary

San Jose, California
April 28, 2000

--------------------------------------------------------------------------------

IMPORTANT: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

--------------------------------------------------------------------------------

                   INTEGRATED PACKAGING ASSEMBLY CORPORATION
                               2221 Oakland Road
                              San Jose, California

                            PROXY STATEMENT FOR 2000

                         ANNUAL MEETING OF STOCKHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of Integrated Packaging Assembly Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, May 26, 2000, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's offices at 2221 Old Oakland Road, San Jose, California 95131.

     The proxy solicitation materials were mailed on or about April 28, 2000 to all stockholders of record on April 20, 2000.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company at the above address of the Company, written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Record Date and Voting Securities

     Stockholders of record at the close of business on April 20, 2000 (the "Record Date") are entitled to notice of the meeting and to vote at the meeting. At the Record Date, 55,195,515 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding and 3,000,000 shares of the Company's Series A Convertible Preferred Stock, $0.001 par value, were issued and outstanding.

Voting and Solicitation

     Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. The Series A Convertible Preferred Stock shall vote with the shares of Common Stock and not as a separate class, except with respect to the election of directors. With respect to the election of directors, the holders of the Series A Convertible Preferred Stock voting as a separate class are entitled to elect three directors, the holders of the Common Stock voting as a separate class are entitled to elect one director, and the holders of the Series A Convertible Preferred Stock and the Common Stock voting together are entitled to elect the remaining directors. The holder of Series A Convertible Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which the holder's aggregate number of shares of Series A Convertible Preferred Stock are convertible. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock and Series A

Convertible Preferred Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not effect the outcome of the voting on a proposal.

     The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone or telegram.

Deadline for Receipt of Stockholder Proposals

     Stockholders of the Company may submit proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company's proxy materials for the annual meeting of stockholders to be held in the year 2001, stockholder proposals must be received by the Secretary of the Company no later than December 30, 2000, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In addition, the Company's Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of the Company not less than 90 days in advance of the annual or special meeting, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company's proxy materials, should be sent to Integrated Packaging Assembly Corporation, 2221 Old Oakland Road, San Jose, California 95131, Attention:
Corporate Secretary.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's 2001 Annual Meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the stockholder must do so no later than March 14, 2001. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2001 Annual Meeting.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

Nominees

     A board of five (5) directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five (5) nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

Vote Required; Recommendation of Board of Directors

     A board of five (5) directors is to be elected at the Annual Meeting. The Company's Board of Directors currently consists of five (5) persons. The holders of the Series A Convertible Preferred Stock voting as a separate class are entitled to elect three directors, the holders of the Common Stock voting as a separate class are entitled to elect one director, and the holders of the Series A Convertible Preferred Stock and the Common Stock voting together are entitled to elect the remaining directors. Messrs. Duh, Lee and Tseng are currently serving as the representatives of the Series A Convertible Preferred Stock, Mr. Verderico is currently serving as the representative of the holders of Common Stock, and Mr. Brooks is currently serving as the representative of the holders of Series A Convertible Preferred Stock and the Common Stock. The nominee(s) receiving the highest number of Votes Cast by the holder(s) entitled to elect such director(s) will be elected as director(s) for the ensuing year.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:

                   Name                           Age                           Position
------------------------------------------       ----      ------------------------------------------------------------
Patrick Verderico.........................        56        Chief Executive Officer and President of the Company
Donald W. Brooks..........................        61        Chairman, KLM Capital Group
Edward S. Duh.............................        35        Vice President, Orient Semiconductor Electronics, Limited
Calvin Lee................................        48        President, Orient Semiconductor Electronics, Limited
Edmond Tseng..............................        53        President, Orient Semiconductor Electronics, Inc. (USA)

     Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five (5) years. There is no family relationship among any directors or executive officers of the Company.

     Patrick Verderico joined the Company in April 1997 as its Chief Operating Officer and was appointed the Company's President and Chief Executive Officer and a director in July 1997. From August 1996 to April 1997, Mr. Verderico was an independent business consultant. From April 1996 to July 1996, Mr. Verderico was Chief Operating Officer and Executive Vice President of Maxtor Corporation,
a disk drive manufacturer.   From January 1994 to March 1996, Mr. Verderico was
Chief Financial Officer and Vice President Finance and Administration of Creative Technology, a multi-media company. From October 1992 to January 1994, Mr. Verderico was Chief Financial Officer and Vice President Finance and Administration of Cypress Semiconductor, Inc., a manufacturer of integrated circuits. Prior to 1992, Mr. Verderico had various management positions in finance and operations with Coopers & Lybrand, Philips Semiconductors and National Semiconductor. Mr. Verderico is also a director of Catalyst Semiconductor and Micro Component Technology, Inc.

     Donald W. Brooks has been a director of the Company since April 1999. Mr. Brooks is the chairman of KLM Capital Group, an investment company. From July 1997 to February 1999, Mr. Brooks was the Co-Chief Executive Officer of UMC Group (USA), a Taiwan silicon foundry company. From February 1991 to April 1997, Mr. Brooks was President of Taiwan Semiconductor Manufacturing Company, also a silicon foundry company. Prior to 1991, Mr. Brooks held various executive positions at Fairchild Semiconductor and Texas Instruments. Mr. Brooks is also a director of UMC, Syntricity, Inc., and Sharewave.

     Edward S. Duh has been a director of the Company since April 1999. Since July 1993, Mr. Duh has been the Vice President and Special Assistant to the President of Orient Semiconductor Electronics, Limited, an integrated circuit packaging and electronics manufacture service company.

     Calvin Lee has been a director of the Company since April 1999. Since 1994, Mr. Lee has been the President of Orient Semiconductor Electronics, Limited, an integrated circuit packaging and electronics manufacture service company.

     Edmond Tseng has been a director and chairman of the board of the Company since April 1999. Mr. Tseng has served as President of Orient Semiconductor Electronics, Inc. (USA), a North American distributor of Orient Semiconductor Electronics, Limited, since it was established in 1990. Mr. Tseng has 28 years experience in the integrated circuit packaging industry. Mr. Tseng is also a director of Asante Technologies.

Board Meetings and Committees

     The Board of Directors of the Company held eleven (11) meetings during fiscal 1999.

     The Audit Committee, consisting of Messrs. Brooks, Duh and Lee, held one
(1) meeting during fiscal 1999. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent accountants, recommends resolutions for any dispute between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with its independent accountants.

     The Compensation Committee, consisting of Messrs. Brooks, Duh and Lee, held five (5) meetings during fiscal 1999. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies and administers the Company's stock option plan and employee stock purchase plan.

     The Option Committee consists of Mr. Verderico, and has the ability to grant options (not to exceed 80,000 shares) to non-executive officers under the Company's stock option plans.

     The Board of Directors currently has no nominating committee or committee performing a similar function.

     Each director of the Company during 1999 attended at least 75% of (i) the total number of meetings of the Board of Directors held during fiscal 1999 and
(ii) the total number of meetings held by all committees of the Board of Directors during fiscal 1999 on which such director served.

Compensation of Directors

     Directors receive no cash remuneration for serving on the Board of Directors. Prior to April 1999, non-employee directors participated in the Company's 1996 Director Stock Option Plan (the "1996 Director Option Plan"). In 1999, the 1996 Director Plan was replaced by the Company's 1999 Director Option Plan (the "1999 Director Plan") The 1999 Director Plan provides that each non-employee director of the Company will be granted an option to purchase 100,000 shares of Common Stock on the date such director first joins the Board and that each non- employee director will also be granted an option to purchase 100,000 shares of Common Stock upon such directors' annual reelection to the Board if the director has served on the Board for at least six (6) months as of the date of the reelection. All options granted under the 1999 Director Plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant and will be fully vested and exercisable on the date of grant. Under the 1999 Director Plan, Messrs. Brooks, Duh, Lee and Tseng were each granted an option to purchase 100,000 shares of Common Stock at an exercise price of $0.24 per share on September 3, 1999. Mr. Tseng was also granted an option to purchase 1,000,000 shares of Common Stock pursuant to the 1993 Stock Option Plan at an exercise price of $0.59 per share on December 14, 1999.

                                  PROPOSAL TWO

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the 2000 fiscal year. This nomination is being presented to the stockholders for ratification at the meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since the Company's inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Vote Required; Recommendation of Board of Directors

     The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE 2000 FISCAL YEAR.

                             ADDITIONAL INFORMATION

Principal Share Ownership

     As of April 20, 2000, the following person was known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock:

                                                                                         Beneficial Ownership
                                                                                ----------------------------------------
                                Name                                              Number                       Percent
---------------------------------------------------------------------           ----------                   -----------
Orient Semiconductor Electronics, Limited ("OSE")(1).................           60,567,390                       62.8%

(1) Includes 41,246,312 shares of Common Stock issuable upon conversion of the 3,000,000 shares of the Company's Series A Convertible Preferred Stock held by OSE. OSE holds all of the outstanding shares of the Company's Series A Convertible Preferred Stock, which can be converted into shares of Common Stock at any time. Director Calvin Lee is President of OSE, director Edward
    S. Duh is Vice President of OSE, and director Edmond Tseng is President of OSE, Inc. (USA).

Security Ownership of Management

     The following table sets forth the beneficial ownership of the Company's Common Stock as of April 20, 2000 (i) by each director of the Company, (ii) by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 1999 (such officers are collectively referred to as the "Named Executive Officers"), and (iii) by all current directors and executive officers as a group:

                                                                                         Beneficial Ownership
                                                                                ----------------------------------------
                                Name                                              Number                       Percent
---------------------------------------------------------------------           ----------                    ----------
Patrick Verderico(1).................................................              308,334                          *
Gerald K. Fehr(2)....................................................              730,742                          *
Richard J. Oshiro(3).................................................               80,000                          *
Chris B.K. Ooi(4)....................................................              104,000                          *
F. Terrence Markle(5)................................................               21,073                          *
Edward S. Duh(6).....................................................           60,667,390                       62.8%
Calvin Lee(6).......................................................            64,934,934                       64.4%
Edmond Tseng(6).....................................................            65,239,759                       64.5%
Donald W. Brooks(7)..................................................              100,000                          *

All directors and executive officers as a group (9 persons)(8).......           71,052,081                       66.5%

______________________________
*    Less than 1%
(1) Includes 308,334 shares issuable upon exercise of options to purchase Common Stock which are exercisable within 60 days of April 20, 2000.
(2) Includes 67,917 shares issuable upon exercise of options to purchase Common Stock which are exercisable within 60 days of April 20, 2000.
(3) Includes 80,000 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of April 20, 2000.
(4) Includes 90,625 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of April 20, 2000.
(5) Includes 17,188 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of April 20, 2000.
(6) Includes 100,000 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of April 20, 2000. Also includes 41,246,312 shares of Common Stock issuable upon conversion of the 3,000,000 shares of the Company's Series A Convertible Preferred Stock held by OSE. OSE holds all of the outstanding shares of the Company's Series A Convertible Preferred Stock, which can be converted into shares of Common Stock at any time.

     Director Calvin Lee is President of OSE, director Edward S. Duh is Vice President of OSE, and director Edmond Tseng is President of OSE, Inc.
     (USA).
(7) Includes 100,000 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of April 20, 2000.
(8) Includes 964,064 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of April 20, 2000. See footnote 6 above.

                      COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning compensation paid to the Named Executive Officers during the Company's last three fiscal years.

                           Summary Compensation Table

                                                                                                                Long Term
                                                                                                               Compensation
                                                                             Annual Compensation(1)               Awards
                                                                     --------------------------------------    -------------
                 Name and Principal Position                          Fiscal Year      Salary        Bonus         Options
-----------------------------------------------------------------    ------------     --------     --------    -------------
Patrick Verderico (2)............................................        1999         $336,693     $ 52,544        1,200,000
   Chief Executive Officer and President                                 1998          318,269      116,500               --
                                                                         1997          214,617       50,000          400,000

Gerald K. Fehr...................................................        1999          176,177       21,510          290,000
   Executive Vice President, Chief Technology Officer                    1998          173,460       24,933          100,000
                                                                         1997          183,996        6,000               --

Richard J. Oshiro................................................        1999          148,420       18,823          320,000
   Vice President, Quality                                               1998          131,652       11,771               --
                                                                         1997          108,000          270               --

Chris B.K. Ooi...................................................        1999          145,918       17,359          300,000
   Vice President, Operations                                            1998          130,191       11,144               --
                                                                         1997          108,000           --               --

F. Terrence Markle(3)............................................        1999          131,107       11,327          125,000
   Corporate Controller, Treasurer and Chief Accounting                  1998          119,346       13,652               --
   Officer                                                               1997           30,385           --           25,000

__________________
(1) Excludes perquisites and other personal benefits, which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such officer during any fiscal year.
(2) Mr. Verderico joined the Company in April 1997.
(3) Mr. Markle joined the Company in September 1997 and left the Company in April 2000.


Option Information

     The following tables set forth information regarding stock options granted to the Named Executive Officers during fiscal 1999, as well as options held by such officers as of December 31, 1999.

                                                    Options Granted in Last Fiscal Year
                                                            Individual Grants(1)
                                           -------------------------------------------------
                                                        % of Total                             Potential Realizable Value at
                                                          Options    Exercise or               Annual Rates of Stock Price
                                                        Granted to   Base Price                  Appreciation for Option
                                            Options    Employees in     Per       Expiration             Term(2)
                                                                                               -----------------------------
                    Name                    Granted    Fiscal Year      Share        Date           5%              10%
-----------------------------------------  ---------  -------------  -----------  ----------   ------------     ------------
Patrick Verderico........................  1,200,000      15.1%       $  0.24      09/03/09      $181,122         $458,998
Gerald K. Fehr...........................    290,000       3.6%          0.24      09/03/09        43,771          110,924
Richard J. Oshiro........................    320,000       4.0%          0.24      09/03/09        48,299          122,399
Chris B.K. Ooi...........................    300,000       3.8%          0.24      09/03/09        45,280          114,749
F. Terrence Markle.......................    125,000       1.6%          0.24      09/03/09        18,867           47,812

___________________

(1) Each of these options was granted pursuant to the Option Plan and is subject to the terms of such plan. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant and, as long as the optionee maintains continuous employment with the Company, vest over a four year period at a rate of 25% of the shares subject to the option on the first anniversary of the date of grant and an additional 1/48th of the shares subject to the option at the end of each one-month period thereafter.

(2) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall stock market conditions and the option holders' continued employment through the vesting period.

              Aggregated Option Exercises in Last Fiscal Year And
                         Fiscal Year-End Option Values

                                                                                   Fiscal Year-End Option Values
                                                                 ---------------------------------------------------------------
                                                                                                        Value of Unexercised
                                          Shares                   Number of Unexercised Options      In-the-Money Options at
                                        Acquired on    Value             at Fiscal Year End               Fiscal Year End(1)
                                                                 -------------------------------  ------------------------------
                 Name                   Exercise     Realized     Exercisable     Unexercisable    Exercisable    Unexercisable
------------------------------------   ----------   ----------   -------------   ---------------  -------------  ---------------
Patrick Verderico...................       --         $  --         266,667         1,333,333        $    --         $368,280
Gerald K. Fehr......................       --            --          47,917           342,083             --           89,001
Richard J. Oshiro...................       --            --          80,000           320,000         26,152           98,208
Chris B.K. Ooi......................       --            --          96,875           303,125             --           92,070
F. Terrence Markle..................       --            --          14,063           135,937             --           38,363

___________________
(1) The value of unexercised options at fiscal year end represents the difference between the exercise price of the options and the closing price of the Company's Common Stock on December 31, 1999 of $0.54690 per share.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors during 1999 consisted of Messrs. Brooks, Duh and Lee, none of whom was an officer or employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Report of the Compensation Committee of the Board of Directors

     The Compensation Committee (the "Committee") was comprised of Messrs. Brooks, Duh and Lee during 1999. The Committee sets, reviews and administers the Company's executive compensation program. The role of the Committee is to establish and recommend salaries and other compensation paid to executive officers of the Company and to administer the Company's stock option plans and employee stock purchase plan. The Committee approves all stock option grants to executive officers, all executive officer base salaries and any cash bonus payments to executive officers and reviews all stock option grants to employees.

     The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to mesh executive and stockholder interests through stock option based plans and to provide a compensation package that recognizes individual contributions and Company performance.

     The Committee has determined that the most effective means of compensation are base salaries, incentive bonuses and long-term incentives through the Company's stock option programs.

     Base Salary. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in high growth, technology-based companies of reasonably similar size. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. During fiscal 1999, salaries for executive officers were increased by 5%. The Chief Executive Officer's salary was increased from $325,000 to $341,250.

     Bonus. The Company maintains a bonus plan for executive officers which provides for bonuses based on achievement of individual and company performance goals. Specifically, each executive officer can earn from 35% to 65% of his annual base salary in the form of incentive bonus payments if all company and individual performance goals are satisfied. The target bonus factor for the Chief Executive Officer is 65%. The bonus is based 20% upon achievement of individual performance goals and 80% upon achievement of company performance goals. This bonus program reflects the Committee's view that bonuses should only be paid when the Company and the individual executive achieve predetermined performance goals. Messrs. Verderico, Fehr, Oshiro, Ooi and Markle were paid bonuses in 1999 in the amounts of $52,544, $21,510, $18,823, $17,359 and
$11,327, respectively. All such bonuses were paid based on achievement of management business objectives.

     Stock Options. Under the Company's Option Plan, stock options may be granted to executive officers and other employees of the Company. Upon joining the Company, an individual's initial option grant is based on the individual's responsibilities and position. The size of any annual stock option awards is based primarily on an individual's performance and responsibilities. The Committee believes stock option grants are an effective method of ensuring that the executive is taking a longer term view of the Company's performance and that the executive's and the stockholder's interests are in alignment.

     The options granted to the Company's executive officers include a provision that provides that the options shall become fully vested and exercisable in the event of a change in control of the Company.

     Other. Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan. The Company does not currently match contributions under the 401(k) plan.

     The Company's Chief Executive Officer does not receive any other special or additional compensation other than as described above.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Committee believes that any options granted under the Option Plan will meet the requirements of being performance-based, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                              Compensation Committee of the Board of Directors

                              Donald W. Brooks
                              Edward S. Duh
                              Calvin Lee

Comparison of Total Cumulative Stockholder Return

     The following graph sets forth the Company's total cumulative stockholder return compared to the Standard & Poor's 500 Index and the Philadelphia Semiconductor Index for the period February 28, 1996 (the date of the Company's initial public offering) through December 31, 1999. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard & Poor's 500 Index and the stocks represented in the Philadelphia Semiconductor Index, respectively. Total return also assumes reinvestment of dividends; the Company has paid no dividends on its Common Stock.

     Historical stock price performance should not be relied upon as indicative of future stock price performance.


                      2/28/96    12/31/96  12/31/97   12/31/98   12/31/99
                      -------    --------  --------   --------   --------
IPAC                    100        108       0.08        0.01       0.07
S&P 500                 100        115        151         191        228
Philadelphia
 Semiconductor Index    100        122        134         178        359


                             [GRAPH APPEARS HERE]


Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely on its review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1999 all Section 16 filing requirements were met.

                             CERTAIN TRANSACTIONS

     On April 29, 1999, OSE purchased 4,000,000 shares of the Series A Convertible Preferred Stock (the "Series A Preferred") of the Company for a cash purchase price of $6,800,000. OSE acquired the shares of Series A Preferred from the Company pursuant to a Preferred Stock Purchase Agreement dated April 29, 1999 (the "Purchase Agreement"). Each share of Series A Preferred is initially convertible into 13.7487705 shares of the Company's Common Stock. Each share of Series A Preferred has voting rights equal to the number of shares of Common Stock into which each such share is convertible. Pursuant to the Company's Certificate of Designation of Series A Convertible Preferred Stock, the holders of Series A Preferred shall be entitled to elect three (3) members of the Company's Board of Directors; the holders of Common Stock shall be entitled to elect one (1) member of the Board of Directors; and the holders of Common Stock and Series A Preferred, voting together as a single class on an as-is-converted basis, shall be entitled to elect the remaining members of the Board of Directors. Messrs. Duh, Lee and Tseng are currently serving on the Board as representatives of the holders of the Series A Preferred. The holder of the Company's Series A Preferred and the holders of the Company's Common Stock have a right of first refusal to purchase, at the same price and on the same general terms, a pro rata portion of equity securities that the Company may propose to issue in certain future transactions. The right of first refusal expires upon a change in control of the Company or, in the case of the holders of Common Stock, October 29, 1999 (if earlier). On August 4, 1999, OSE converted 1,000,000 shares of Series A Preferred into 13,748,771 shares of the Company's Common Stock.

     On July 1, 1999, the Company issued 326,022 shares of Common Stock to OSE as a dividend on the Series A Preferred held by OSE in accordance with the terms of such shares. On January 1, 2000, the Company issued 369,092 shares of Common Stock to OSE as a dividend on the Series A Preferred held by OSE in accordance with the terms of such shares.

     On October 29, 1999, the Company acquired Orient Semiconductor Electronics, Inc. (OSEI), the North American distributor of OSE, in a stock for stock exchange valued at approximately $4.7 million. In connection with the acquisition, the Company issued 25,910,090 shares of its Common Stock with a fair market value of $4.3 million. Edmond Tseng and Calvin Lee, each of whom is a director of the Company, received 4,572,369 and 4,267,544 shares of Common Stock, respectively, in the acquisition, and OSE received 4,877,193 shares of Common Stock in the acquisition. As a result of the transaction, OSEI will be operated as a wholly owned subsidiary of the Company.


                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors of the Company may recommend.

                                    THE BOARD OF DIRECTORS

San Jose, California

April 28, 2000

                   INTEGRATED PACKAGING ASSEMBLY CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Patrick Verderico and Edmond Tseng, jointly and severally, proxies with full power of substitution, to vote all shares of Common Stock of Integrated Packaging Assembly Corporation, a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's offices located at 2221 Old Oakland Road, San Jose, California on Friday, May 26, 2000 at 10:00 a.m. Pacific Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side hereof and as more particularly described in the Proxy Statement of the Company dated April 28, 2000 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

          THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR
                               PROPOSALS 1 AND 2.

                 (Continued and to be signed on reverse side)

-----------------------------FOLD AND DETACH HERE-------------------------------

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

1.  ELECTION OF DIRECTORS

                                                                 FOR                  WITHHELD
Patrick Verderico                                                [_]                     [_]
Donald W. Brooks                                                 [_]                     [_]
Edward S. Duh                                                    [_]                     [_]
Calvin Lee                                                       [_]                     [_]
Edmond Tseng                                                     [_]                     [_]

     MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [_]

     MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW       [_]

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE 2000 FISCAL YEAR.

                 FOR            [_]  AGAINST       [_]        ABSTAIN        [_]

AND IN THEIR DISCRETION, UPON SUCH OTHER MATTER, OR MATTERS, WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature(s)_________________________    Dated ______________, 2000

Signature(s)_________________________    Dated ______________, 2000